Exhibit 10.5

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE
THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) by and between Matthew Harbaugh (“Executive”) and Mallinckrodt Enterprises LLC, (the “Company”), is provided to Executive on September 6, 2019.
WHEREAS, Executive was employed by the Company through September 6, 2019 (“Separation Date”) and performed services for the Company and/or one or more of its affiliates;
WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, and have agreed to terms set forth herein and for the resolution of any and all disputes between them.
NOW, THEREFORE, IT IS HEREBY AGREED:
1.Benefits Upon Termination of Employment. Whether or not Executive signs this Agreement, Executive will be entitled to the following:

(a)Earned But Unpaid Amounts. Subject to the provisions of the paragraph entitled “Deductions for Amounts Owed to Company,” Executive shall receive any amounts earned, accrued or owing but not paid to Executive as of the Separation Date including unpaid base salary earned by Executive through the Separation Date.

(b)COBRA Continuation Coverage. Executive (and Executive’s spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Company’s group health plans as required by and pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Executive acknowledges the Company will provide COBRA coverage only if such coverage is timely elected by Executive (or other qualified beneficiary as defined by COBRA) and Executive is solely responsible for electing such coverage. If Executive does not elect COBRA coverage timely, Executive will not be eligible to receive COBRA coverage. Executive will be required to pay the entire premium for COBRA coverage and acknowledges COBRA coverage will end upon the expiration of the maximum period required under COBRA or earlier than such time if Executive does not pay the required premium within the applicable time period, if Executive terminates COBRA coverage, or if an event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage.

2.Consideration to Executive for Signing This Agreement. In consideration for Executive signing this Agreement, the Company agrees to provide Executive with severance benefits, in addition to those benefits described in the section entitled “Benefits Upon Termination of Employment,” and modify certain benefits described in such section as follows:

(a)Base Salary Payment. As soon as is administratively possible after the end of any applicable revocation period for this Agreement, Executive will receive a lump sum payment in the gross amount of $600,000.00, minus any applicable deductions or withholdings or other reductions required by applicable law, which is equivalent to twelve (12) months of Executive’s current base salary. Executive expressly authorizes the Company to make any necessary deductions, withholdings, or other reductions from amounts paid pursuant to this paragraph.

(b)Subsidized COBRA Premium. As soon as is administratively possible after the end of any applicable revocation period for this Agreement, Executive will receive a lump sum payment in the gross amount of $21,116.16, minus any applicable deductions or withholdings or other reductions required by applicable law, which shall be equal to twelve times the difference between (i) the applicable monthly COBRA premium in effect on the Separation Date for the medical, dental, vision and EAP plan options in which Executive is enrolled on the Separation Date, and (ii) the monthly premium paid for such coverage by Executive as of the Separation Date. Executive expressly authorizes the Company to make any necessary deductions, withholdings, or other reductions from amounts paid pursuant to this paragraph.

(c)Annual Incentive Bonus. In lieu of a bonus under the Global Bonus Plan for the Company Fiscal Year 2019, the Company shall pay Executive a lump sum in the gross amount of $290,769.23, minus any applicable deductions or withholdings or other reductions required by applicable law, which shall be paid as soon as is administratively possible after the end of any applicable revocation period for this Agreement. The Company shall have no further obligations to Executive under the Global Bonus Program or any other bonus program except as expressly set forth herein.

(d)Outplacement Services. The Company shall pay the cost of outplacement services for the Executive at the outplacement agency the Company regularly uses for such purpose for a period of twelve (12) months and at the level of services offered to similarly-situated Company employees.

(e)No Further Benefits. Except as provided in this Agreement or as required by the terms of a Company-sponsored employee benefit plan in which Executive is participating on the Separation Date, no payment, compensation, leave time, insurance or other benefits will be furnished or paid to Executive. Except as specifically provided for in this Agreement or the terms of the applicable employee benefit plan, as of the Separation Date, Executive will cease to be eligible to participate under, or be covered by, any compensation or employee benefit plan and has no rights under any of those plans.

3.Release of Claims

(a)Executive’s Release of Claims. Executive, for and in consideration of the commitments of the Company, including those set forth in the section entitled “Consideration to Executive for Signing This Agreement,” and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date Executive signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from, or relating in any way to, Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Workers Adjustment Retraining Notification (“WARN”) Act, the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008, the Fair Credit Reporting Act, the Equal Pay Act, the Rehabilitation Act of 1973, the Uniform Services Employment and Reemployment Rights Act (“USERRA”), the National Labor Relations Act, the False Claims Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. Executive specifically acknowledges during Executive’s employment, (i) Executive was provided notice of all rights permitted under the Family and Medical Leave Act of 1993 (“FMLA”), understood those rights, was allowed to take all leave and afforded all other rights to which

Executive is entitled under the FMLA, (ii) the Company has not in any way interfered with, restrained or denied Executive’s exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Executive for exercising (or attempting to exercise) any such rights, (iii) Executive has been paid for all hours worked (including overtime) to which Executive is entitled, and (iv) Executive was not treated differently or in any way discriminated against because of Executive’s age. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Notwithstanding anything in this Agreement to the contrary, this release of claims shall not apply to Executive’s rights or claims (A) to indemnification, advancement of expenses or insurance related to Executive’s service as a director, officer or employee of the Company or any of its affiliated corporations or entities, (B) to vested benefits under any employee benefit plan or (C) to enforce Executive’s contractual rights under this Agreement. Nothing in this Agreement shall be interpreted to require Executive to release any claims that cannot lawfully be released, and nothing in this section shall be interpreted to provide Executive with indemnification rights beyond those which Executive may have had during his employment with the Company.

(b)Executive’s Representations. To the fullest extent permitted by law, and subject to the provisions of the section entitled “Permissible Disclosures,” Executive represents and affirms (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf, (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities by or on behalf of the Company, other than those which have already been reported to a human resources representative, to any member of the Company’s legal or compliance departments, or to the Integrity Hotline and (iii) Executive will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for Executive involving any matter released in this Agreement. Furthermore, Executive will withdraw with prejudice any such lawsuit or other legal action that may already be pending. In the event suit is filed in breach of this covenant not to sue, it is expressly understood and agreed this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this subsection, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Executive further agrees and covenants should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. Although this Agreement does not preclude Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or related state agency or from participating in an investigation by such agency, Executive promises never to seek or accept any damages, remedies, or other relief for Executive personally (any right to which is hereby waived) with respect to any claim purportedly released by this Agreement.

(c)No Unresolved Claims. This Agreement has been entered into with the understanding there are no unresolved claims of any nature which Executive has against the Company. Executive acknowledges and agrees, except as specified in the section entitled “Consideration to Executive for Signing This Agreement,” all compensation, benefits, and other obligations due Executive by the Company, whether by contract or by law, have been paid or otherwise satisfied in full or have been provided for in this Agreement. Executive further agrees the representations and understandings set forth in this Agreement have been relied upon by the Company and constitute consideration for the Company’s execution of this Agreement.

4.Restrictions. Any agreement signed by Executive at the time of hire or during employment regarding non-disclosure; trade secrets; confidential or proprietary information; disclosure or ownership of inventions, methods, processes or improvements; non-solicitation; or non-competition shall continue in full force and effect. The Company has provided copies of any and all such agreements to Executive.

5.Continued Cooperation. Executive acknowledges the Company may need to consult with Executive from time to time on a reasonable basis after the Separation Date on matters Executive had worked on prior to the Separation Date, including with respect to litigation involving Executive and/or the Company. Executive agrees to continue to cooperate with the Company and to provide any such information as is reasonably requested by the Company. The Company will reimburse Executive for any reasonable pre-approved expenses incurred in providing this cooperation and will not unreasonably interfere with any professional or personal needs or obligations of Executive in these requests.

6.Rehire. Executive agrees and recognizes Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, Executive shall not seek employment or seek to provide services as an employee, consultant, independent contractor or otherwise with the Company or any affiliated entity at any time in the future, and the Company has no obligation to employ, or retain the services of, Executive in the future.

7.Non-Disparagement. Subject to the provisions of the section entitled “Permissible Disclosures,” Executive agrees Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination thereof. The Company will instruct Mark Trudeau, Ian Watkins, Hugh O'Neill, Steve Romano, Mark Casey, Bryan Reasons, Dagmar Rosa-Björkeson, and Frank Scholz that they shall not disparage or make any statement reflecting negatively on Executive in any manner, including matters relating to his employment and the termination thereof. It is the Company’s current reference policy to confirm only the Executive’s dates of employment, job title and most recent salary upon receipt of a reference request.

8.Understanding of Consideration. Executive understands and agrees the payments, benefits and agreements provided in this Agreement, including those set forth in the section entitled “Consideration to Executive for Signing This Agreement,” are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon, Executive’s representations in this Agreement, and they are greater than the payments, benefits and agreements, if any, to which the Executive would have received if Executive had not executed this Agreement.

9.Satisfaction of Company Obligations. Executive acknowledges and agrees the Company has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and this Agreement fully supersedes any and all prior agreements or understandings, whether written or oral, between the parties, regarding the subject matter of this Agreement. Executive acknowledges, except as set forth expressly herein, neither the Company, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral.

10.Company Property.

(a)Company Records. Executive represents Executive does not have in Executive’s possession any records or business documents, in electronic or hard copy, or other materials (including but not limited to computer storage devices, computer programs, files and software, correspondence, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges all Corporate Records are the Company’s property.

(b)Company Property. Executive represents Executive has returned all company property to Company, including, but not limited to, building I.D. and name tags, office keys and company car keys, Executive’s Company computer (including laptop), cell phone or other handheld communication device (e.g., iPhone or iPad), samples, cases, or brochures Executive acquired by virtue of Executive’s employment.

11.Permissible Disclosures. Nothing in this Agreement shall prohibit or restrict Executive from: (a) making any disclosure of information required by law, (b) disclosing the contents of the section of this Agreement entitled Restrictions to potential or subsequent employers, (c) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources personnel, (d) reporting, filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization, or (e) making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

12.Non-Admission. The Company and Executive mutually agree and acknowledge the provision of benefits by the Company pursuant to this Agreement and the settlement and termination of any asserted or unasserted claims against the Releasees are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

13.Breach. Executive agrees and recognizes should Executive materially breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such material breach, including equitable relief and/or money damages, attorney’s fees and costs.

14.Injunctive Relief. Executive further agrees the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive irrevocably and unconditionally (a) agrees any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the State of Missouri, (b) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (c) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Executive at the home address which the Company has on file for Executive at the time such mailing occurs.

15.Choice of Law. The Company’s primary place of business is in the State of Missouri. Therefore, this Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Missouri, without giving effect to any conflict of law principles that would result in the application of any law other than the law of the State of Missouri.

16.Survival of Provisions. The obligations in any section containing obligations to be performed following the termination of Executive’s employment with the Company or any affiliate or subsidiary shall survive such termination and shall be fully enforceable thereafter.

17.Savings Clause. If any term contained in this Agreement is found by a court of competent jurisdiction to be unenforceable or invalid to any extent, such finding will not affect the validity or enforceability of any other term or provision of this Agreement.

18.Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates without Executive’s consent, but shall remain liable for any payments provided hereunder not timely made by any such assignee. Executive’s rights or obligations under this Agreement may not be assigned by Executive.

19.Section 409A Compliance. To the extent applicable, this Agreement will be interpreted in accordance with Internal Revenue Code Section 409A and the regulations and other interpretive guidance issued thereunder including, without limitation, any such regulations or other guidance that may be issued after the date this Agreement is executed.

20.Certification and Acknowledgment. Executive certifies and acknowledges:

(a)Executive has read the terms of this Agreement, and Executive understands its terms and effects, including the fact Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b)Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and sufficient to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c)Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d)The Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and Executive has signed on the date indicated below after concluding this Agreement is satisfactory to Executive;

(e)Executive acknowledges this Agreement may be revoked by Executive within seven (7) days after Executive’s execution and this Agreement shall not become effective until the expiration of such seven (7) day revocation period. Any revocation must be submitted, in writing, to the Company, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered or mailed to Mallinckrodt Pharmaceuticals, Attn: Human Resources Operations Manager, 675 McDonnell Blvd., Building 10-2-S, Hazelwood, MO, 63042, and hand-delivered or postmarked within seven (7) calendar days of Executive’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Missouri, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder; and

(f)Executive does not waive rights or claims that may arise after the date this Agreement is executed.

Intending to be legally bound hereby, Executive and the Company (by its duly authorized agent) hereby execute the foregoing Separation of Employment Agreement and General Release.

MATTHEW HARBAUGH

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COMPANY
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Name:

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